Exhibit 10.32

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SUPPLY AND OFFTAKE AGREEMENT

BETWEEN

RYZE RENEWABLES RENO, LLC

AND

PHILLIPS 66 COMPANY

DATED MAY 23, 2017

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Construction	5
	1.3	Interpretation	6

2.	EFFECTIVENESS OF OBLIGATIONS; TERM		6

	2.1	Effectiveness of Obligations	6
	2.2	Term	6

3.	PURCHASE AND SALE OF FEEDSTOCKS		7

	3.1	Sale of Feedstocks	7
	3.2	Price	7
	3.3	Specifications	7
	3.4	Forecasts and Nominations	7
	3.5	Delivery	8
	3.6	Title Transfer	8
	3.7	Quantity Determinations	8
	3.8	Quality Determination	8
	3.9	Liquidated Damages	8
	3.10	Other Terms	8

4.	PURCHASE AND SALE OF RENEWABLE DIESEL		9

	4.1	Sale of Renewable Diesel	9
	4.2	Price	9
	4.3	Specifications	9
	4.4	Forecasts and Nominations	10
	4.5	Delivery	10
	4.6	Quantity Determinations	10
	4.7	Quality Determinations	10
	4.8	Title Transfer	10
	4.9	RINS and LCFS Matters	10
	4.10	Liquidated Damages	10
	4.11	Other Terms	11

5.	SAFETY DATA SHEETS		11

	5.1	Safety Data Sheets	11

6.	ACCESS AND INSPECTION OF FACILITY: SAMPLING		11

	6.1	Access for Inspections and Sampling	11

i

7.	INVOICING AND PAYMENT		12

	7.1	Invoices	12
	7.2	Method of Payment	12
	7.3	Rounding	12
	7.4	Late Payments; Interest; Disputed Amounts	12

8.	COMPLIANCE WITH LAW		13

	8.1	Compliance with Applicable Law	13
	8.2	Records: Audit Period	13

9.	AUDIT		13

	9.1	Audit Rights	13

10.	NEW OR CHANGED REGULATIONS		13

	10.1	Reliance on Current Applicable Law	13
	10.2	Procedure for New or Changed Regulations	13

11.	MARKET DISRUPTION		14

	11.1	Market Disruption Events	14

12.	FACILITY MAINTENANCE AND CLOSURE		14

	12.1	Coordination of Facility Maintenance and Closures	14

13.	FINANCIAL INFORMATION: CREDIT SUPPORT		14

	13.1	Provision of Financial Information	14
	13.2	Notification of Certain Events	14
	13.3	Performance Assurance	15

14.	CERTAIN REGULATORY MATTERS		15

	14.1	Registrations	15
	14.2	Pathways	16
	14.3	EPA Attestation	16
	14.4	Tax Credit Sharing	16
	14.5	IRS Registration	16

15.	OTHER AGREEMENTS		16

	15.1	Other Facility Products	16
	15.2	Right of First Refusal	16

16.	TAX MATTERS		17

	16.1	Fuel Taxation	17
	16.2	Product Taxes	17

	16.3	Buyer’s Obligations	17
	16.4	Claims for Product Taxes	18
	16.5	Phillips 66’s Right to Export	18
	16.6	Responsibility for Taxes	18
	16.7	Operating Lease Classification	18

17.	INSURANCE		19

	17.1	Insurance Required to be provided by Ryze	19
	17.2	Additional Insurance Requirements	19

18.	INDEMNIFICATION AND CLAIMS		19

	18.1	Indemnification by Ryze	19
	18.2	Indemnification by Phillips 66	19
	18.3	Indemnified Parties	19
	18.4	No Third Party Rights	20
	18.5	Notice of Indemnification Claim	20

19.	LIMITATION ON DAMAGES		20

	19.1	Limitation of Liability	20

20.	FORCE MAJEURE		20

	20.1	Suspension of Obligations	20
	20.2	Notice of Force Majeure Event	20
	20.3	Transportation Costs	21

21	REPRESENTATIONS, WARRANTIES AND COVENANTS		21

	21.1	Mutual Representations and Warranties	21
	21.2	Product Warranties	22
	21.3	Additional Ryze Representations and Warranties	22
	21.4	Mutual Covenants	22

22.	TERMINATION EVENTS: DEFAULT: EARLY TERMINATION		22

	22.1	Non-fault Based Early Termination Events	22
	22.2	Events of Default	23
	22.3	Additional Termination Events	24
	22.4	Remedies Generally	25
	22.5	Non-Exclusive Remedies	25
	22.6	Indemnification	25

23.	CONFIDENTIALITY		25

	23.1	Confidentiality Obligations	25
	23.2	Notice of Disclosure	25

24.	ASSIGNMENT		26

	24.1	Successors and Permitted Assigns	26
	24.2	Consent to Assignment	26
	24.3	Assignment of Receivables	26
	24.4	Prohibited Assignment Null and Void	26

25.	GOVERNING LAW: JURISDICTION		26

	25.1	Governing Law	26
	25.2	Jurisdiction	26
	25.3	Consent to Jurisdiction	26
	25.4	Availability of Remedies	26

26.	MISCELLANEOUS		27

	26.1	Entire Agreement: Amendments	27
	26.2	Severability	27
	26.3	Survival	27
	26.4	Telephone Recordings	27
	26.5	Notices	27
	26.6	Waiver and Cumulative Remedies	28
	26.7	No Third-Party Beneficiaries	28
	26.8	Announcements	28
	26.9	Counterparts	28

THIS SUPPLY AND OFFTAKE AGREEMENT (this “Agreement”) is entered into effective as of the 23” day of May, 2017 (the “Effective Date”) by and between RYZE RENEWABLES RENO, LLC (“Ryze”), a limited liability company formed under the laws of the state of Delaware, and PHILLIPS 66 COMPANY (“Phillips 66”), a corporation incorporated under the laws of Delaware. Ryze and Phillips 66 are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ryze intends to commercialize a facility (the “Facility”) located at 611 Peru Drive, McCarren, Storey County, Nevada 89434, that will convert the Feedstocks into Renewable Diesel; and

WHEREAS, the Parties desire that Phillips 66 sell and cause to be delivered to the Facility, and that Ryze purchase from Phillips 66, all of the Feedstocks required for production of Renewable Diesel at the Facility; and that Ryze sell to Phillips 66, and Phillips 66 purchase from Ryze, all of the Renewable Diesel and Renewable Naphtha produced by the Facility, upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ryze and Phillips 66 hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Agreement (including the foregoing recitals) the following terms shall have the meanings indicated below.

“Adder” has the meaning set forth in Section 4.2.1.

“Additional Termination Event” has the meaning given in Section 22.3.

“Adversely Affected Party” has the meaning given in Section 22.1.1.

“Affiliate” means, in relation to any Party, any entity or person directly or indirectly controlled by the Party, any entity or person that directly or indirectly controls the Party, or any entity or person directly or indirectly under common control with the Party. For this purpose, “control” of any Party, entity or person means ownership of at least fifty percent (50%) of the voting power of the Party, entity or person.

“Agreement” has the meaning given in the preamble.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any permit, license, registration or compliance requirement applicable to either Party.

“Audit Period” has the meaning given in Section 8.2.

“Bankrupt” means that such person: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Barrel” means forty-two (42) net U.S. Gallons, measured at 60º F.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Business Park” means the Tahoe-Reno Industrial Center.

“Buyer” means Phillips 66 in relation to a purchase of Renewable Diesel under this Agreement and Ryze in the case of a purchase of Feedstock under this Agreement.

“CAR” has the meaning set forth in Section 4.2.4.

“CARB” means the California Air Resources Board.

“CARB ULSD” means Ultra Low Sulfur Diesel meeting the specifications and requirements set forth by CARB.

“Change of Control” means the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any person other than the Affiliates, Employees and current Shareholders of Ryze existing as of the Effective Date becomes the beneficial owner directly or indirectly, of more than 50% of the voting shares of Ryze. For the purposes of the preceding sentence, “Shareholder” means any individual or person owning of one or more shares of stock in Ryze.

“Change of Law” has the meaning given in Section 22.1.1.

“Change of Law Notice” has the meaning given in Section 22.1.1.

“Commencement Date” has the meaning given in Section 2.2.1.

“Commencement Date Deadline” has the meaning given in Section 2.2.1.

“Confidential Information” has the meaning given in Section 23.1.

“Consequential Steps” has the meaning given in Section 22.1.1.

“Default” has the meaning given in Section 22.2.

“Defaulting Party” has the meaning given in Section 22.4.

“Early Termination Date” has the meaning given in Section 22.4.3.

“Effective Date” has the meaning given in the preamble.

“Environmental Law” means any existing or past law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Event of Default” has the meaning given in Section 22.2.

“Facility” has the meaning given in the Recitals.

“Facility Sale” has the meaning given in Section 15.2.

“FAS No. 13” has the meaning given in Section 16.7.

“Feedstock” means those substances that are processed at the Facility to produce Renewal Diesel.

“First Renewal Term” has the meaning given in Section 2.2.2.

“Force Majeure Event” means any cause or event reasonably beyond the control of a Party including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals; accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

For purposes of this Agreement, the term “Force Majeure Event” expressly excludes:

(i)	failure of performance of any person other than the Parties (except to the extent that such failure otherwise would constitute a Force Majeure Event but for this exclusion);

(ii)	the loss of a Party’s market or any market conditions for any Renewable Diesel or any market conditions that are unfavorable for either Party;

(iii)	any failure by a Party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement; and

(iv)	except as set forth in clause (ii) above, a Party’s inability to economically perform its obligations under any transaction undertaken pursuant to this Agreement.

“Gallon” means a U.S. gallon of 231 cubic inches of liquid corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority and any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.

“Indemnified Party” or “Indemnified Parties” has the meaning given in Section 18.3.

“Indemnifying Party” or “Indemnifying Parties” has the meaning given in Section 18.3.

“Independent Inspector” means a certified person chosen by the mutual agreement of the Parties, who performs sampling, quality analysis and quantity determinations as further described in this Agreement.

“Index LCFS Price” has the meaning given in Section 14.2.2.

“Index RD Price” has the meaning given in Section 14.2.2.

“Initial Collateral” means irrevocable standby letter of credit in the amount of [***].

“Initial Term” has the meaning given in Section 2.2.2.

“L/C” has the meaning given in Section 13.3.

“Liabilities” means any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, charges, fines, penalties, deficiencies, assessments, interest, fines, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property including in respect of Environmental Laws, and any such amounts directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order related to the foregoing.

“Losses” has the meaning given in Section 22.1.1.

“Market Disruption Event” has the meaning given in Section 11.1.

“Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to (i) the business, operations, properties, assets or financial condition of Ryze taken as a whole; (ii) the ability of Ryze to fully and timely perform its obligations; (iii) the legality, validity, binding effect or enforceability against Ryze of this Agreement; or (iv) the rights and remedies available to, or conferred upon, Phillips 66 hereunder; provided that none of the following changes or effects shall constitute a “Material Adverse Change”: (1) changes, or effects arising from or relating to changes, of Applicable Law that are not specific to the business or markets in which Ryze operates; (2) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change or effect has a disproportionate effect on Ryze relative to other industry participants; (4) changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the U.S. economy as a whole, (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on Ryze relative to other industry participants; and (5) changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on Ryze relative to other industry participants.

“Non-Affected Party” has the meaning given in Section 22.1.1.

“Option Period” has the meaning given in Section 15.2.

“Other Products” has the meaning given in Section 15.1.

“Party” or “Parties” has the meaning given in the preamble.

“Performance Assurance” has the meaning given in Section 13.3.

“Performing Party” has the meaning given in Section 22.4.

“Phillips 66” has the meaning given in the preamble.

“Product” means Renewable Diesel in relation to a sale of Renewable Diesel under this Agreement, and Feedstock in the case of a sale of Feedstock under this Agreement.

“Product Taxes” means any and all federal, state and local, statutory, governmental, impositions, duties, tariffs, levies, fees and charges of every description, including all aviation fuel, special fuel, diesel, excise, environmental, spill, gross earnings, gross receipts, sales and use taxes, in each case, wherever imposed, and all penalties, charges, costs and interest payable in connection with any failure to pay or delay in paying them and any deductions or withholdings of any sort, provided, however, that Product Taxes shall not include (y) property taxes, which taxes are governed by the state or local law applicable thereto, and (z) taxes based on or measured by the income, gross receipts or net worth of either Party). The term “Taxable” shall be construed accordingly.

“Receipt of Invoices” means that any invoice that is received by a Party after 12:00 pm Central Prevailing Time shall be deemed to have been received on the following Business Day. If the payment due date falls on a Sunday, or on a Monday that is not a Business Day, payment shall be made to Seller on the next Business Day after such payment due date. If the payment due date falls on a Saturday, or on a day other than a Monday that is not a Business Day, payment shall be made to Seller on the last Business Day prior to such payment due date.

1.2	Construction. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time;

1.2.2	all references to an “Article,” “Section,” or Appendix” are to an Article or Section hereof or an Appendix attached hereto;

1.2.3	all headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement;

1.2.4	the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import;

1.2.5	all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively;

1.2.6	unless specifically provided for otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.7	a reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns;

1.2.8	the singular number includes the plural number and vice versa; and each gender includes the other gender;

1.2.9	any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time; and

1.2.10	the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3	Interpretation. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

2.	EFFECTIVENESS OF OBLIGATIONS; TERM

2.1	Effectiveness of Obligations. The obligations of Phillips 66 contemplated by this Agreement that arise after the Commencement Date shall be subject to satisfaction or waiver by Phillips 66 of the following conditions precedent on and as of the Commencement Date:

2.1.1	Ryze has provided Phillips 66 with at least one hundred twenty (120) days’ prior written notice of the anticipated date on which the Facility will be capable of receiving Feedstocks and producing Renewable Diesel and anticipated nominations for startup period.

2.1.2	Ryze has delivered the Initial Collateral to Phillips 66.

2.1.3	Ryze has acquired all required permits, pathways and registrations relating to the Facility and the Renewable Diesel as required by this Agreement to Phillips 66’s satisfaction.

2.2	Term.

2.2.1	“Commencement Date” shall be a Business Day of first day Ryze receives feedstock from Phillips 66 that after the satisfaction or the waiver, as applicable, of the conditions set forth in Section 2.1. If the Commencement Date has not occurred on or before December 27, 2018 (the “Commencement Date Deadline”), Phillips 66 will have the right to terminate this Agreement at any time after the first Business Day following the Commencement Date Deadline. In such case, all obligations of the Parties hereunder shall terminate and neither Party shall have any liability to the other.

2.2.2	Unless earlier terminated pursuant to the terms of this Agreement, the “Initial Term” of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years from the Commencement Date. At the end of the Initial Term, this Agreement shall automatically renew for two (2) successive additional periods of five (5) years each (the “First Renewal Term” and the “Second Renewal Term”, respectively) unless either Party provides written notice of termination to the other Party at least three hundred sixty (360) days prior to the end of the Initial Term or the First Renewal Term, as applicable. At the end of the Second Renewal Term, this Agreement shall automatically renew for successive two (2) year renewal periods (each, a “Successive Renewal Term”) unless written notice of termination is given by either Party at least three hundred sixty (360) days prior to the end of the Second Renewal Term or the then-current Successive Renewal Term, as applicable. The Initial Term, together with the First Renewal Term, the Second Renewal Term, and all Successive Renewal Terms, are referred to collectively in this Agreement as the “Term”.

3.	PURCHASE AND SALE OF FEEDSTOCKS

3.1	Sale of Feedstocks. From and after the Commencement Date, Ryze shall purchase from Phillips 66, and Phillips 66 shall sell to Ryze, one hundred percent (100%) of the Feedstocks required for the production of Renewable Diesel at the Facility, which the Parties anticipate shall be approximately three thousand (3,000) Barrels per day.

3.2	Price. For Feedstock delivered by Phillips 66 to the Facility, Phillips 66 shall charge Ryze, and Ryze shall pay, the actual cost incurred by Phillips 66 to purchase such Feedstock plus all actual transportation (including demurrage), terminaling and other logistics costs incurred by Phillips 66 to deliver such Feedstock to the Facility, plus [***] per Gallon. For the purpose of calculating gallons of feedstock to determine the price, the feedstock will be converted from pounds to gallons using a mutually agreed independent feedstock density to volume conversion methodology.

3.3	Specifications. Ryze shall provide to Phillips 66 industry standard specifications for the required Feedstocks.

3.4	Forecasts and Nominations. No later than [***] prior to the Commencement Date, Ryze will provide a forecast of the volumes of Feedstock that it desires for Phillips 66 to deliver [***] following the Commencement Date. Thereafter, Ryze will continue to forecast [***] nomination requirements for [***] during the Term at least [***] in advance of such month, and shall finalize all such nominations no later than [***] prior to the first day of the month in which the delivery of such nomination is expected to take place. All forecasts of nominations shall include a [***] delivery schedule specifying the volumes and types of Feedstocks that Ryze has nominated to be delivered to the Facility. Ryze’s nominations may include a preferential list of Feedstock options. Phillips 66 will deliver and sell to Ryze the quantities of Feedstock nominated, and will make reasonable commercial efforts to accommodate Ryze’s Feedstock preferences; provided, however, if Phillips 66 cannot deliver exact Feedstock preferences Phillips 66 shall communicate any such expected variances with Ryze. If Ryze accepts such variances in Feedstock to be delivered, then Phillips 66 shall have no liability or responsibility if specific preferences requested by Ryze are not met and Ryze shall accept such Feedstock as Phillips 66 delivers to the Facility. Ryze’s nominations may include additional requirements, such as specific suppliers or transportation alternatives, which requirements Phillips 66 shall make reasonable commercial efforts to accommodate.

3.5	Delivery. Phillips 66 will deliver Feedstocks to the Facility by railcar or truck. The Phillips 66 Rail Provisions in effect on the Effective Date, as the same may be amended from time to time by Phillips 66 in its reasonable discretion, are hereby incorporated into this Agreement by this reference. Ryze shall be notified of any modifications to the Phillips 66 Rail Provisions.

3.6	Title Transfer. Title and custody to Feedstocks will transfer from Phillips 66 to Ryze when the truck or railcar containing such Feedstocks reaches the Ryze Facility. If such truck or railcar has not reached the Ryze Facility within forty-five (45) Days of BOL, Phillips 66 shall be excused from its obligations hereunder, including but not limited to its delivery obligations.

3.7	Quantity Determinations. The volume of Feedstock delivered by Phillips 66 to the Facility shall be determined according to the volumes set forth in the railcar bill of lading generated at the loading facility.

3.8	Quality Determination. Quality shall be determined by load certificate of analysis.

3.9	Liquidated Damages.

3.9.1	In the event that Phillips 66 fails to deliver the full volume of a nomination, Phillips 66 shall pay to Ryze liquidated damages in the amount of [***] per gallon for any volume delivered less than [***] of the nominated volume unless the failure is due to Ryze not accepting receipt of nominated Feedstock volume for any reason due to no fault of Phillips 66, and Ryze hereby waives any and all right to claim damages in excess of such amount. Phillips 66 acknowledges and agrees that Ryze will be substantially damaged by Phillips 66’s failure to deliver the full volume of a nomination and that the resulting damages may be difficult or impossible to determine. Accordingly, the Parties agree that the liquidated damages set forth above are appropriate in lieu of actual damages, that the formulas represent genuine pre-estimates of the damages that Ryze will suffer under these circumstances, and that the liquidated damages are not intended to be and do not constitute a penalty.

3.9.2	In the event Ryze fails to receive all of the volume of Feedstock validly nominated by Ryze, Ryze will cover any additional costs incurred by Phillips 66 and the loss of value between the purchase price and sales price of the Feedstock. Additionally, Ryze will pay Phillips 66 [***] per gallon for Feedstock nominated and not received. Phillips 66 shall use commercially reasonable efforts to minimize incremental costs and value degradation. Ryze acknowledges and agrees that Phillips 66 will be substantially damaged by Ryze’s failure to receive all of the volume of a nomination and that the resulting damages may be difficult or impossible to determine. Accordingly, the Parties agree that the liquidated damages set forth above are appropriate in lieu of actual damages, that the formulas represent genuine pre-estimates of the damages that Phillips 66 will suffer under these circumstances, and that the liquidated damages are not intended to be and do not constitute a penalty.

3.10	Other Terms. To the extent not in conflict with the specific provisions of this Agreement, the Phillips 66 Company Products Purchase/Sale Agreement - General Terms and Conditions, as existing on the Effective Date and as may be revised from time to time, shall apply to the purchases and sales of Feedstocks hereunder and are hereby incorporated by this reference, mutatis mutandis.

4.	PURCHASE AND SALE OF RENEWABLE DIESEL

4.1	Sale of Renewable Diesel. From and after the Commencement Date, Phillips 66 shall purchase from Ryze, and Ryze shall sell to Phillips 66, one hundred percent (100%) of the production of Renewable Diesel at the Facility, which the Parties anticipate shall be approximately three thousand (3,000) Barrels per day.

4.2	Price.

4.2.1	For each Gallon of Renewable Diesel delivered to Phillips 66, Ryze shall charge Phillips 66, and Phillips 66 agrees to pay, an amount equal to the Index RD Price plus the Index LCFS Price plus the RIN Index Price, minus an adjustment of [***] (the “Adder”).

4.2.2	“Index RD Price” shall mean the monthly average of daily prices (excluding weekends and holidays) for the month of delivery at OPIS San Francisco CARB Ultra Low Sulphur Diesel no. 2 Mean for one Gallon. “Index LCFS Price” shall mean the OPIS prompt “any month” monthly average of daily prices quoted price for California Low Carbon Fuel Standard Carbon Credit Mean in $/MT associated with one Gallon of Renewable Diesel. “RIN Index Price” means the OPIS prompt “any month” monthly average of daily prices quoted price for U.S. RIN Values Mean in cts/RIN for the RINs attached to each Gallon of Renewable Diesel. In the event that any of the foregoing indexes ceases to be published, the Parties shall agree on new indexes that should be used in order to preserve the economic benefit each Party negotiated in this Section.

4.2.3	In the event that the Facility stops producing Renewable Diesel for a period in excess of five (5) days, the monthly average prices will be adjusted to eliminate prices for the days on which Phillips 66 did not receive Renewable Diesel.

4.2.4	Included in the Adder is [***] per Gallon reflecting the Phillips 66 portion of the OPIS California Cap-at-the-Rack Mean (“CAR”), which the Parties intend to be [***] of the OPIS CAR monthly average of daily prices. If the OPIS CAR (indexed price) increases or decreases during the Term, the adjustment will be modified such that Phillips 66 will continue to receive [***] of the OPIS CAR.

4.2.5	Renewable Diesel not meeting specification will be either purchased at the Adder plus an additional [***] per gallon discount to the purchase price or resupplied to the Facility to be rerun as Feedstock at Phillips 66’s discretion. Off-spec Renewable Diesel that is reprocessed by the Facility will not count as volume purchased by or delivered to Phillips 66 until such Renewable Diesel has been reprocessed and delivered to Phillips 66 on-spec Phillips 66 shall use commercially reasonable efforts to minimize incremental costs and value degradation.

4.3	Specifications. All Renewable Diesel shall meet the specifications currently in effect for the Kinder Morgan Pipeline specifications for CARB ULSD (code 80) and the cloud point needs to meet the 10 percentile minimum temperature specified in D975 for that month for California, North Coast and California Interior.

4.4	Forecasts and Nominations. The Parties intend that Renewable Diesel will be produced by Ryze at the Facility and delivered to Phillips 66 on the terms and conditions set forth herein, in approximately ratable quantities for [***] during the Term. No later than [***] prior to the Commencement Date, Ryze will forecast the volumes of Renewable Diesel that it expects to deliver to Phillips 66 at the Facility during [***] following the Commencement Date. Thereafter, Ryze will continue to forecast nomination requirements at least [***] in advance of deliveries requested thereunder, and shall finalize all such nominations no later than [***] days prior to the first day of the month in which the delivery of such nomination is expected to take place.

4.5	Delivery. Renewable Diesel shall be delivered to Phillips 66 into railcars or trucks at the sole discretion of Phillips 66. Phillips 66 will nominate to Ryze [***] prior to the first day of the next succeeding Month in which the delivery is to take place the mode of transportation by which Phillips 66 will receive each nominated volume, and Ryze will make commercially reasonable efforts to deliver into such mode. If Ryze accepts any Phillips 66 nomination but docs not deliver into the mode of transportation specified in such nomination, Ryze will reimburse Phillips 66 for its reasonable incremental costs associated with accepting delivery into a different mode of transportation, provided that Phillips 66 shall use commercially reasonable efforts to minimize such incremental transportation costs. The Phillips 66 Rail Provisions in effect on the Effective Date, as the same may be amended from time to time by Phillips 66 in its reasonable discretion, are hereby incorporated into this Agreement by this reference. Phillips 66 from time to time may want to amend its requested mode of transportation and Ryze will work with Phillips 66 to accommodate such an amendment provided that any such change requested shall not adversely affect Ryze’s financial projections.

4.6	Quantity Determinations. The quantity of Renewable Diesel delivered to Phillips 66 shall be determined by custody transfer meters and recorded on the bills of lading. In the event that custody transfer meters are unavailable or deemed inaccurate, quantities shall be determined by certified scales. In the event that both custody transfer meters and certified scales are unavailable or deemed inaccurate, quantities shall be determined by static tank gauging.

4.7	Quality Determinations. The quality of Renewable Diesel delivered to Phillips 66 shall be determined based on static load tank prior to load.

4.8	Title Transfer. Title and custody to Renewable Diesel shall transfer to Phillips 66 at the Ryze Facility when any load of Product nominated has been delivered into railcars or trucks and upon generation of bill of lading.

4.9	RINS and LCFS Matters. All RINS and LCFS credits and rights associated with Renewable Diesel delivered to Phillips 66 under this Agreement will transfer to Phillips 66 other than the financial obligations of all credits payable to Ryze as detailed in this Agreement.

4.10	Liquidated Damages.

4.10.1	In the event that Ryze fails to deliver the full volume of a nomination or delivers more than the full volume of a nomination, Ryze shall pay to Phillips 66 liquidated damages in the following amounts unless the failure is due to Phillips 66 not supplying Ryze’s nominated Feedstock volume

4.10.1.1	[***] per Gallon for any volume delivered less than [***] or greater than [***] of the nominated volume during any weekly period; and

4.10.1.2	[***] per Gallon for any volume delivered less than [***] or greater than [***] of the nominated volume during any weekly period.

4.10.2	Phillips 66 hereby waives any and all right to claim damages in excess of such amount relating to Ryze delivering more or less than the volume of a nomination. Ryze acknowledges and agrees that Phillips 66 will be substantially damaged by Ryze’s over-or under-delivery of Renewable Diesel and that the resulting damages may be difficult or impossible to determine. Accordingly, the Parties agree that the liquidated damages set forth above are appropriate in lieu of actual damages, that the formulas represent genuine pre-estimates of the damages that Phillips 66 will suffer under these circumstances, and that the liquidated damages are not intended to be and do not constitute a penalty.

4.11	Other Terms. To the extent not in conflict with the specific provisions of this Agreement, the Phillips 66 Company Products Purchase/Sale Agreement - General Terms and Conditions, the Phillips 66 Addendum for the Sale of Renewable Identification Numbers (“RINs”), and the Phillips 66 Rail Terminal Contract Provisions as existing on the Effective Date and as may be revised from time to time, shall apply to the purchases and sales of Renewable Diesel hereunder and are hereby incorporated by this reference, mutatis mutandis.

5.	SAFETY DATA SHEETS

5.1	Safety Data Sheets. Seller has provided or shall provide Buyer, upon Buyer’s request, with Seller’s Safety Data Sheets (“SDS”) for the Product to be delivered hereunder. Nothing herein shall excuse Buyer from complying with all laws, regulations and decrees which may require Buyer to provide its employees, agents, contractors, users and customers who may come into contact with the Product with a copy of the SDS and any other safety information provided to it by Seller, and/or which require Buyer to ensure that the recommendations relating to the handling of the Product are followed. Compliance with any recommendation contained in the SDS or other safety information shall not excuse Buyer from complying with all laws, statutes, regulations or decrees of any state or territory having jurisdiction over Buyer.

6.	ACCESS AND INSPECTION OF FACILITY: SAMPLING

6.1	Access for Inspections and Sampling. PHILLIPS 66 MAY NOMINATE AT ITS SOLE EXPENSE AN INDEPENDENT INSPECTOR TO DETERMINE QUALITY AND TO VALIDATE QUANTITY OF RENEWABLE DIESEL LOADED. RYZE AND PHILLIPS 66 SHALL SPLIT SUCH INSPECTION COSTS 50/50 IN THE EVENT OF A MEASUREMENT DISCREPANCY ARISING FROM AN INDEPENDENT THIRD PARTY QUANTITY AND/OR QUALITY DETERMINATION. ADDITIONALLY FROM TIME TO TIME DURING THE TERM, PHILLIPS 66 AND RYZE SHALL EACH HAVE THE RIGHT, AT THEIR OWN COST AND EXPENSE, HAVE ITS REPRESENTATIVES AND/OR INDEPENDENT INSPECTOR CONDUCT SURVEYS AND INSPECTIONS OF ANY OF THE TANKS AT THE FACILITY WHERE PRODUCT IS STORED OR THE OTHER EQUIPMENT OR FACILITIES AT THE FACILITY THAT ARE USED TO HANDLE, STORE OR TRANSFER THE PRODUCT WITHIN THE FACILITY, AND TO OBSERVE ANY PRODUCT TRANSFER, HANDLING, METERING, TESTING, SAMPLING OR RELATED MEASUREMENT PROCESS AND ACTIVITIES, AS WELL AS TO SAMPLE PRODUCT LOCATED WITHIN ANY SUCH TANKS OR OTHER FACILITIES; PROVIDED THAT SUCH SURVEYS AND INSPECTIONS SHALL BE MADE DURING NORMAL WORKING HOURS AND UPON REASONABLE NOTICE AND SHALL NOT DISRUPT THE FACILITY’S NORMAL OPERATIONS. SUCH SURVEYS AND INSPECTIONS SHALL BE IN COMPLIANCE WITH THE FACILITY’S PREVAILING RULES AND PROCEDURES, AND PHILLIPS 66 REPRESENTATIVES AND/OR THE INDEPENDENT INSPECTOR UNDERTAKING SUCH SURVEY OR INSPECTION SHALL BE RESPONSIBLE FOR ITS OWN PERSONNEL AND REPRESENTATIVES. POST-TERMINATION RIGHT TO INSPECT. IF ANY DISPUTE BETWEEN THE PARTIES HAS NOT BEEN RESOLVED AS OF THE EARLY TERMINATION DATE OR TERMINATION DATE, AS APPLICABLE, PHILLIPS 66’S INSPECTION RIGHTS UNDER THIS SECTION 6 SHALL CONTINUE UNTIL THE DATE ON WHICH ALL AMOUNTS DUE BY ONE PARTY TO THE OTHER PARTY AS A RESULT OF TERMINATION OR EXPIRATION OF THIS AGREEMENT ARE PAID.

7.	INVOICING AND PAYMENT

7.1	Invoices. Ryze will invoice Phillips 66 twice per month. One provisional invoice will account for activity during the first 10 days of the month. The pricing of Renewable Diesel purchased by Phillips 66 on this provisional invoice will be based on Index averages applying to the period. A final invoice will be sent following month end to account for any additional activity during the remainder of the month and adjusting provisional invoice pricing for the actual month average price. Deducted from the invoiced amount will be the actual known cost of the Feedstock and the estimated quarterly per Gallon secondary cost. The estimated quarterly secondary cost will be intended to reflect the cost of transportation, terminalling, storage, and the [***] per gallon feedstock payment. It will be agreed upon at least 5 business days prior to the beginning of each quarter. The estimated quarterly per gallon secondary cost may be adjusted prior to the beginning of any month for the remainder of a quarter by mutual agreement. Any liquidated damages and/or any off-spec product payments by either party to either party will be added or subtracted from each invoice. Applicable feedstock and secondary costs will not be deducted for the first 10 days of effective date of the agreement and will be recovered in the final billing of the contract term by Phillips 66. A quarterly true-up invoice or credit will be sent by Phillips 66 prior to the last business day of the month following the close of the quarter. True-up cost exceeding 10% of the total estimated cost for the relevant quarter will be invoiced or credited at 3 monthly increments, if requested. Phillips 66 will provide actual costs monthly to the extent known. Payment will be due 10 days within Receipt of Invoices.

7.2	Method of Payment. All payments shall be made by wire transfer of immediately available funds or by Automated Clearing House credit in U.S. Dollars to Seller at such address or depository as Seller may designate in writing.

7.3	Rounding. Rounding conventions shall be as follows: Product pricing in Gallons shall be rounded to the nearest fourth decimal place; Product pricing in Barrels shall be rounded to the nearest third decimal place, all U.S. Dollar amounts shall be rounded to the nearest cent.

7.4	Late Payments; Interest; Disputed Amounts. Any amount payable for any cargo of Product or otherwise payable by Buyer to Seller hereunder shall, if not paid when due, bear interest from the due date until the date payment is received by Seller at an annual rate (based on a 360-day year) equal to the rate of two (2) percentage points above the prime rate of interest effective for the payment due date as published in the Wall Street Journal, but not more than the maximum rate of interest permitted under Applicable Law. Buyer shall pay such interest within five (5) Business Days following receipt of Seller’s invoice for such interest. If Buyer, in good faith, disputes the accuracy of the amount due in respect of a Transaction, Buyer will timely pay the undisputed amount and provide a written explanation of the nature of the dispute along with supporting documentation acceptable in industry practice. If it is determined by mutual agreement of the Parties or by a court of competent jurisdiction that Buyer owes the disputed amount, then Buyer shall pay interest in accordance with this Section on such disputed amount from and including the originally scheduled due date to but excluding the date paid. Notwithstanding the foregoing, if Phillips 66 is Buyer and has notified Seller of the dispute, Seller shall send to Phillips 66 an invoice with only the undisputed portion of the amount owed, and may send a separate invoice with the disputed amount, both of which shall be paid by Phillips 66 in accordance with the provisions set forth in this Section.

8.	COMPLIANCE WITH LAW

8.1	Compliance with Applicable Law. Product sold hereunder shall be produced and delivered in full compliance with all applicable governmental laws, regulations and orders. Further, each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any this Agreement or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

8.2	Records: Audit Period. Seller and Buyer shall maintain records that demonstrate compliance with the Applicable Law for a period of two (2) years from the date of delivery of Product to which such records relate (the “Audit Period”). Seller and Buyer shall have the right to inspect and copy any and all such records of the other Party at any reasonable time or times during normal business hours during the Audit Period.

9.	AUDIT

9.1	Audit Rights. In addition to provisions set forth in Section 8, during the Audit Period at any reasonable time, [***], each Party shall have the right to audit the books and records of the other Party relating to its performance under this Agreement. The audited Party shall fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible. Either Party may retain outside auditors or inspectors, the costs and fees of which shall be borne by the Party employing the outside auditor or inspector. Each Party agrees to be bound and shall cause any independent auditors or inspectors to be bound by the confidentiality obligations contained herein. Either Party may witness any inspection at its own expense. Each Party shall retain all such books and records during the Audit Period. Unless a claim had been made during the Audit Period, upon the conclusion of the Audit Period, all statements, invoices and charges shall be conclusive and final.

10.	NEW OR CHANGED REGULATIONS

10.1	Reliance on Current Applicable Law. It is understood by the Parties that Seller is entering into this Agreement in reliance on the Applicable Law in effect on the date hereof affecting the Product sold hereunder or the obligations of the Parties arising out of this Agreement including, but without limitation to the generality of the foregoing, those relating to the production, quality, composition, specifications, acquisition, gathering, manufacturing, transportation, storage, export, trading or delivery Product, insofar as such regulations affect Seller or Seller’s suppliers.

10.2	Procedure for New or Changed Regulations. In the event that at any time and from time to time any regulations are changed or new regulations become effective, whether by law, decree or regulation or by response to the insistence or request of any governmental or public authority or any person purporting to act therefor, and the material effect of such changed or new regulations (a) is not covered by any other provision hereunder, and (b) has a material adverse economic effect upon a Party, such Party shall have the option to request re-negotiation of the prices or other pertinent terms hereunder. Such option may be exercised by such Party at any time after such changed or new regulation is promulgated, by written notice of desire to re-negotiate, such notice to contain the new prices or terms desired by such Party. If the Parties do not agree upon new prices or terms satisfactory to both within thirty (30) days after receipt of such notice, the Party providing such notice shall have the right to terminate this Agreement at the end of such thirty (30) day period. Any Product delivered during such thirty (30) day period shall be sold and purchased at the price and on the terms applying hereunder without any adjustment in respect of the new or changed regulations concerned. Upon mutual agreement of the Parties, in the event the new or changed regulations are terminated or of temporary effect, any changes to the Agreement under this paragraph shall also terminate and the original provisions contained herein shall again be effective.

11.	MARKET DISRUPTION

11.1	Market Disruption Events. If a Market Disruption Event, as defined below, occurs with respect to any of the index prices required to determine the price of Renewable Diesel under this Agreement, the Parties shall negotiate in good faith to agree on a replacement price or on a method for determining a replacement price for the affected day. If the Parties have not so agreed on or before the second Business Day following the affected day, then the replacement price for the original contract price shall be determined within the next two (2) following Business Days with each Party obtaining, in good faith and from non-affiliated market participants in the relevant market, up to two (2) quotes for a replacement price for the affected day of a similar quality and quantity in the geographical location closest in proximity to market referenced in the affected index and averaging the quotes received. If either Party fails to provide up to two (2) quotes, then the average of all quotes obtained by the Parties shall determine the replacement price. A “Market Disruption Event” means, with respect to an index specified, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the contract price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) both Parties agree that a material change in the formula for or the method of determining the contract price has occurred.

12.	FACILITY MAINTENANCE AND CLOSURE

12.1	Coordination of Facility Maintenance and Closures. Notwithstanding any nomination requirements, Ryze shall inform Phillips 66 of any planned outages relating to the Facility upon becoming aware of such.

13.	FINANCIAL INFORMATION: CREDIT SUPPORT

13.1	Provision of Financial Information. Upon reasonable notice, Ryze shall provide financial and other information to Phillips 66 as Phillips 66 may reasonably request to enable it to ascertain the current financial condition of Ryze.

13.2	Notification of Certain Events. Ryze shall notify Phillips 66 within three (3) Business Days after learning of any events that will cause or are reasonably likely to cause an Event of Default or a Material Adverse Change with respect to Ryze.

13.3	Performance Assurance. If at any time Phillips 66 has reasonable grounds for insecurity (including, without limitation, following the occurrence of a Material Adverse Change), or Ryze exceeds the credit line then in effect as from time to time established by Phillips 66, Phillips 66 may immediately require Ryze to provide Performance Assurance. “Performance Assurance” shall mean, at Phillips 66’s option in the amount of [***]: (a) a prepayment, (b) cash collateral in an amount acceptable to Phillips 66, or (c) an irrevocable standby letter of credit in Phillips 66’s favor in an amount acceptable to Phillips 66 and in a form and substance specified by Phillips 66 and issued or confirmed by a bank acceptable to Phillips 66 (an “L/C”). Ryze grants to Phillips 66 a continuing first priority security interest in, lien on and right of setoff against all Performance Assurance in the form of each transferred by Ryze to Phillips 66. All bank charges attendant to an L/C shall be for the account Ryze. Delivery of the L/C shall be made within two (2) Business Days of such request by Phillips 66, but all other Performance Assurances shall be provided by the close of business on the Business Day following demand. Phillips 66 may immediately suspend deliveries or receipts to or from Ryze pending receipt of any required Performance Assurance. Any demurrage resulting from delays pending receipt by Phillips 66 of required Performance Assurance shall be for account of Ryze. Ryze acknowledges that the credit line may be a negative amount and Phillips 66 may require Performance Assurance to be in an amount that is sufficient to cover the anticipated exposure. As of the Effective Date, Phillips 66 has determined to require the Initial Collateral as Performance Assurance.

14.	CERTAIN REGULATORY MATTERS

14.1	Registrations.

14.1.1	Ryze shall ensure that, prior to the Commencement Date, the Facility has been registered with the Environmental Protection Agency as a renewable fuel producer and is legally authorized to generate RINS in the EPA’s moderated transaction system, and shall provide to Phillips 66 all documentation relating to such registrations (including but not limited to Ryze’s submitted registration and engineering review) and all such documentation as may be otherwise required for Phillips 66 to make any such regulatory filings with the Environmental Protection Agency or any other Governmental Authority as may be required to ensure that the Renewable Diesel purchased under this Agreement is eligible. Ryze must maintain all registrations with the EPA including the every three year engineering review update and they must comply with the EPA’s annual attestation filings and provide a copy to Phillips 66.

14.1.2	Ryze covenants, represents, and warrants that the Renewable Diesel produced at the Facility will meet the registration requirements for fuels and fuel additives established by the EPA under Section 211 of the Clean Air Act (42 USC § 7545) and 40 C.F.R. Part 79 and that Ryze has registered the Renewable Diesel with the CARB as meeting such requirements. Ryze will provide to Phillips 66 any necessary documentation to obtain Federal Fuel Registration for the Renewable Diesel or other products produced at the facility. Notwithstanding any of the foregoing, Ryze will register R100 Renewable Diesel with the EPA, will affirm to the EPA that Ryze has given Phillips 66 permission to use the registration, and will allow Phillips 66 to use the data and documentation related to that registration to obtain a registration for R100 in the name of Phillips 66.

14.1.3	Ryze shall use best efforts to provide any necessary documentation and registration for Phillips 66 to obtain fuel registration in any state where required. Phillips 66 shall assist Ryze to accomplish any required state registrations.

14.1.4	Ryze shall use best efforts to obtain any other necessary registrations required to allow Phillips 66 to sell Renewable Diesel.

14.2	Pathways.

14.2.1	Ryze will obtain Carbon Intensity (CI) pathways for the Renewable Diesel produced from all Feedstock that Ryze nominates with CARB and/or any other state that has and/or may implement an LCFS program.

14.2.2	Ryze to ensure that fuel pathway is defined with EPA. RFS Pathways for any additional non registered products produced at the Facility must be obtained by Ryze.

14.3	EPA Attestation. Ryze shall provide to Phillips 66 copies of its annual attestation filed with the EPA.

14.4	Tax Credit Sharing. Any federal tax credits resulting from the production, purchase, blending, or sale of renewable diesel, regardless of party claiming such credit, shall be shared among the parties so that Phillips 66 receives [***] per gallon of the credit (pretax) and Ryze receives the remainder. Any documentation required to claim the credit by either party that is in possession of the other party shall be provided so the credit may be claimed.

14.5	IRS Registration. Ryze represents and warrants that it is registered with the Internal Revenue Service on Form 637 as a producer of Renewable Diesel and, if applicable, that the Ryze Facility has been properly registered for purposes of operating the bulk transfer/terminal system.

15.	OTHER AGREEMENTS

15.1	Other Facility Products. In the event that the Facility produces anything other than Renewable Diesel and Renewable Naphtha (such products, “Other Products”), Phillips 66 shall have the right, but not the obligation, to purchase such Other Products from Ryze pursuant to the terms of this Section. Prior to selling any Other Products to any third party, Ryze shall provide a notice to Phillips 66 setting out the volume and the specifications of the Other Products that Ryze intends to sell. Phillips 66 may, within five (5) Business Days after such notice, provide to Ryze the terms on which Phillips 66 would be willing to purchase all or any portion of such Other Products. If Phillips 66 provides no such terms or Ryze does not accept the terms provided by Phillips 66, then Ryze may negotiate with any third party the terms upon which Ryze would sell such Other Products to such third party, provided that prior to consummating any sale of any Other Products to any third party, Ryze shall provide notice to Phillips 66 of the terms on which Ryze is prepared to sell such Other Products to such third party (including, without limitation, the volume, specifications, pricing, delivery and general terms and conditions), and Phillips 66 shall be entitled, at any time within five (5) Business Days of such notice, to purchase all or any portion of such Other Products on the terms described in such notice.

15.2	Right of First Refusal.

15.2.1	Ryze shall not sell the Facility or any portion of its direct or indirect ownership in the Facility (each, a “Facility Sale”) without first complying with the terms of this Section, except for certain transfer rights previously defined in Change of Ownership.

15.2.2	Prior to any Facility Sale, Ryze shall provide notice to Phillips 66 of all of the terms on which Ryze is prepared to consummate such Facility Sale as well as the identity of the counterparty involved in such proposed Facility Sale. Phillips 66 shall have the right, but not the obligation, (the “ROFR”) at any time within twenty (20) Business Days following such notice (the “Option Period”), to deliver notice to Ryze that it desires to consummate the Facility Sale with Ryze on the same terms described in the notice. If Phillips 66 does provide notice to Ryze within the Option Period that Phillips 66 desires to consummate the Facility Sale, then Ryze and Phillips 66 shall use commercially reasonable efforts to promptly complete the negotiation and execution of all documentation required to so consummate the Facility Sale within 60 days. If Phillips 66 does not provide such notice, then Ryze shall be free, at any time within twenty (20) Business Days following the expiration of the Option Period, to consummate the Facility Sale on terms no worse to Ryze than those contained within the notice originally provided by Ryze and in the event that Ryze fails to so consummate the Facility Sale within such period, then this Section 15.2.2 shall apply again with respect to any proposed Facility Sale.

15.2.3	In the event of a Facility Sale with respect to which Phillips 66 does not exercise its ROFR, then (i) if there are more than five (5) years before the end of the Second Renewal Term, then Ryze (and its successor in interest) shall be deemed to have waived any rights to cause this Agreement to end at any time prior to the end of the Second Renewal Term, (ii) if there are less than five (5) years before the end of the Second Renewal Term, then Phillips 66 shall have the right, exercisable by providing notice to Ryze at least one hundred eighty (180) days prior to the end of the Second Renewal Term (or promptly following the Facility Sale if the Second Renewal Term expires sooner) to cause the duration of the Second Renewal Term to be extended to end on the date that is five (5) years following the consummation of the Facility Sale.

16.	TAX MATTERS

16.1	Fuel Taxation. Each Party represents that it is registered with the Internal Revenue Service and all other Governmental Authorities as required to engage in tax-free transactions with respect to taxable fuels. Prior to the date of delivery of any Product hereunder, each Party shall provide to the other Party proper notification, exemption or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If a Party does not furnish such certificates to the other Party, or if the sale is subject to tax under Applicable Law because no exemption exists, the applicable Party shall reimburse and indemnify the other Party for all Product Taxes as set forth in this Agreement.

16.2	Product Taxes. Seller shall pay, reimburse, indemnify, defend and hold harmless Buyer for any and all applicable Product Taxes, including all taxes assessed on or in connection with production, extraction, processing, manufacture or transport of Product with respect to the Product(s) delivered hereunder, which arise before the transfer of title to the Product(s) to Buyer. Seller shall not be obligated to indemnify or hold harmless Buyer for any Product Taxes levied or imposed by any Governmental Authority in any country and payable by Buyer (i) which do not directly relate to the performance by Buyer of its obligations hereunder, or (ii) resulting from the creation of a permanent establishment, trade or business or presence by Buyer (or any Affiliate thereof).

16.3	Buyer’s Obligations. Buyer shall pay, reimburse, indemnify, defend and hold harmless Seller for: (a) any and all applicable Product Taxes with respect to the Product(s) delivered hereunder, which arise at or after transfer of title to the Product(s), (b) all federal, state, and local product excise Product Taxes and fees, including Product Taxes and fees on carbon dioxide emissions and carbon content; and (c) any applicable environmental (including spill) levies, Product Taxes, and fees to the extent not otherwise prohibited by law. Buyer shall not be obligated to indemnify or hold harmless Seller for any Product Taxes levied or imposed by any Governmental Authority in any country and payable by Seller (i) which does not directly relate to the performance by Seller of its obligations under this Agreement or (ii) resulting from the creation of a permanent establishment, trade or business or presence by Seller (or any Affiliate thereof). If Buyer claims exemption from any Product Taxes or fees, Buyer shall provide Seller with the appropriately executed exemption certificates. If taxes in (b) and (c) of this paragraph arise before transfer of title to Buyer, Buyer shall still pay, reimburse, defend and hold harmless seller for such taxes and fees.

16.4	Claims for Product Taxes. In the event either Buyer or Seller becomes aware of a potential or actual liability to make any payment of Product Taxes which might give rise to a claim, it shall give notice of the circumstances to the other Party as soon as reasonably practicable, in order to allow both Parties reasonable opportunity to seek to minimize their liability for such Product Taxes, acting always in compliance with the laws of the relevant Governmental Authority. Each Party shall give the other Party such assistance as is reasonable in the circumstances in this regard, and Buyer or Seller (as appropriate) shall not make any payment of such Product Taxes until the due date on which such Product Taxes are due and payable in accordance with the relevant tax regulations unless an early payment could result in a reduction of the liability to such Product Taxes.

16.5	Phillips 66’s Right to Export. Phillips 66 reserves the right to export Renewable Diesel from the Facility and Ryze shall provide any necessary documentation required to facilitate the export.

16.6	Responsibility for Taxes. Except with respect to the payment of Product Taxes as set forth in this Agreement, each Party shall pay any and all federal, state and local taxes, duties, fees and charges of every description that is due from such Party to a Governmental Authority, including (a) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received from the sale of petroleum products, which, for the avoidance of doubt, is included in the definition of “Product Taxes”); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iii) business license or franchise taxes or registration fees, or (iv) property taxes.

16.7	Operating Lease Classification. The Parties intend that this Agreement shall be treated for accounting purposes as an operating lease and not as a capital lease, as such terms are defined by Statement of Financial Accounting Standards No. 13 (“FAS No. 13”) of the Financial Accounting Standards Board. Nothing in this Agreement shall be construed to require Phillips 66 to purchase the Facility, or to cause ownership or title to the Facility or any portion thereof to be transferred to Phillips 66. The Parties acknowledge and agree that (i) all payments by Phillips 66 hereunder are in consideration of Products supplied by Ryze and do not constitute a purchase on behalf of Ryze, or financing for the purchase by Ryze, of the equipment or other property used by Ryze to perform its obligations under this Agreement, and (ii) during and after the expiration of the Term, Ryze will retain substantially all of the benefits and risks related to ownership of the Facility and associated equipment. If, after the Effective Date, there shall occur any change in GAAP or FAS No. 13 that would require treating payments by Phillips 66 under this Agreement as capital lease payments where such payments would not have been required to be so treated under GAAP or FAS No. 13 as in effect on the Effective Date, such payments shall continue to be treated as operating lease payments for the remainder of the Term of this Agreement following such change in GAAP or FAS No. 13.

17.	INSURANCE

17.1	Insurance Required to be provided by Ryze. Ryze, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to Phillips 66, in respect of the receipt, handling and storage of Product under this Agreement:

17.1.1	Workers Compensation coverage in compliance with the Applicable Law;

17.1.2	Automobile liability coverage in a minimum amount of [***]; and

17.1.3	comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages, in a minimum amount of [***], which includes losses for Product while in Ryze’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition).

17.2	Additional Insurance Requirements.

17.2.1	Ryze shall cause its insurance carriers to furnish insurance certificates to Phillips 66, in a form reasonably satisfactory to Phillips 66 and commercially available, evidencing the existence of the coverages required pursuant to Section 17.1. Ryze shall provide renewal certificates within thirty (30) days of expiration of the previous policy under which coverage is maintained.

17.2.2	Ryze shall include an endorsement in the foregoing policies indicating that the underwriters agree to waive all rights of subrogation to the extent of Ryze’s obligations under this Agreement. Further, Ryze shall name Phillips 66 as an additional insured under the foregoing policies to the extent of the indemnities required under this Agreement.

17.2.3	The mere purchase and existence of insurance coverage shall not reduce, or release Ryze from, any liabilities incurred or assumed by Ryze under this Agreement.

18.	INDEMNIFICATION AND CLAIMS

18.1	Indemnification by Ryze. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Ryze shall defend, indemnify and hold harmless Phillips 66, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by Ryze or its Representatives, agents or contractors, in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of Phillips 66, its Affiliates or its Representatives, agents or contractors.

18.2	Indemnification by Phillips 66. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Phillips 66 shall defend, indemnify and hold harmless Ryze, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by Phillips 66 or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of Ryze, its Affiliates, or their Representatives, agents or contractors.

18.3	Indemnified Parties. In addition to the indemnification obligations set forth in Sections 18.1 and 18.2 and elsewhere in this Agreement, each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and its Representatives, agents and contractors (the “Indemnified Parties”), harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) if any of the Indemnifying Party’s representations, covenants or warranties made herein proves to be materially incorrect or misleading when made.

18.4	No Third Party Rights. The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

18.5	Notice of Indemnification Claim. Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement. Each Party shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense of such suit. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Default or an Additional Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

19.	LIMITATION ON DAMAGES

19.1	Limitation of Liability. Except for the Parties’ indemnification obligations set forth in this Agreement with respect to amounts actually paid by an Indemnified Party to a third party, or unless otherwise expressly provided in this Agreement, each Party’s liability to the other for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

20.	FORCE MAJEURE

20.1	Suspension of Obligations. No Party shall be liable to the other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected Party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

20.2	Notice of Force Majeure Event. In the event that either Party must invoke the provisions in this Section, such Party shall promptly inform the other Party first verbally and then in writing, describing the underlying circumstances of the particular cause(s) of the Force Majeure Event, and the expected duration thereof. The Party claiming a Force Majeure Event will also notify the other Party of termination of the Force Majeure Event and the date when performance is expected to resume.

20.3	Transportation Costs. The Party claiming a Force Majeure Event shall also be liable for any costs of transportation that could not reasonably be prevented, including pipeline imbalance changes, rail detention charges or similar charges.

21.	REPRESENTATIONS, WARRANTIES AND COVENANTS

21.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date and at the time of each sale hereunder, that:

21.1.1	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

21.1.2	The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary corporate action, and do not violate any of the terms and conditions in its governing documents, any contract to which it is a party or any law, rule, regulation, order or the like applicable to it.

21.1.3	This Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject, as to enforceability only, to applicable bankruptcy, moratorium, insolvency or similar laws affecting the rights of creditors generally and to general principles of equity.

21.1.4	It is an “Eligible Contract Participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.

21.1.5	It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.

21.1.6	All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

21.1.7	No Event of Default or Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Agreement.

21.1.8	There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

21.1.9	It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.

21.1.10	It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.

21.1.11	It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.

21.1.12	The other Party (i) is acting solely in the capacity of an arm’s length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

21.1.13	It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

21.1.14	Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Feedstocks or Renewable Diesel hereunder who is entitled to any compensation with respect thereto.

21.2	Product Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO EITHER PARTY

21.3	Additional Ryze Representations and Warranties. Ryze represents and warrants to Phillips 66 as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Feedstock hereunder, that in the case of any action, inaction, consent, approval or other conduct that falls within the definition of “Bankrupt” with respect to Ryze, Ryze intends that Phillips 66’srights and entitlements to the following shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, and Ryze shall not oppose the exercise of Phillips 66’s rights and entitlements to do any of the following to accelerate, close-out, liquidate, collect, net and set off rights and obligations under this Agreement.

21.4	Mutual Covenants.

21.4.1	Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any this Agreement or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

21.4.2	All records or documents provided by either Party to the other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are accurate or complete.

22.	TERMINATION EVENTS: DEFAULT: EARLY TERMINATION

22.1	Non-fault Based Early Termination Events.

22.1.1	Change of Law. “Change of Law” means that on or after the Effective Date, any Applicable Law is adopted or changed or any court, tribunal or regulatory authority with competent jurisdiction changes its interpretation of any Applicable Law. If a Change of Law results or would result in a Party (the “Adversely Affected Party”) incurring incremental damages, losses, costs, expenses, fees, fines, payments, Product Taxes, Liabilities, penalties or other sanctions of a monetary nature (“Losses”) in excess of [***] per annum solely as a result of such Party’s performance of its obligations under this Agreement, the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change of Law by providing written notice (a “Change of Law Notice”) to the other Party (the “Non-Affected Party”), provided always that the Adversely Affected Party shall use all reasonable efforts to minimize the effects of such Change of Law and/or to mitigate the incremental Losses incurred by such Adversely Affected Party as a result of such Change of Law.

Within seven (7) days of receipt of a Change of Law Notice, the Parties shall meet in good faith with a view to identifying any steps the (the “Consequential Steps”) that would alleviate the effects of the relevant Change of Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental Losses incurred by the Adversely Affected Party or the amendment of this Agreement. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and liabilities) existing between the Parties under this Agreement as of the Effective Date.

In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within thirty (30) days of receipt by the Non-Affected Party of the Change of Law Notice, the Adversely Affected Party may terminate this Agreement, effective as of the earlier of (i) the effective date of the Change of Law and (ii) six (6) months following receipt by the Non-Affected Party of the Change of Law Notice, and may concurrently terminate all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

22.1.2	Change of Control. Upon the occurrence of a Change of Control with respect to Ryze, Phillips 66 may, in its sole discretion, accelerate this Agreement and designate a termination date (the “Termination Date”), which shall be no earlier than the effective date of such Change of Control event, and may concurrently terminate all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

22.2	Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances shall constitute a “Default” or an “Event of Default”:

22.2.1	A Party fails to make payment when due under this Agreement, or fails to make such payment within [***] following receipt of a demand for payment by the other Party, if such demand is made.

22.2.2	A Party fails to (i) provide financial information as required by Section 13, (ii) provide the other Party with performance assurances as required by Section 13, or such performance assurance expires, terminates or no longer is in full force and effect, in each case within [***] following receipt of a demand therefor.

22.2.3	A Party breaches any representation, warranty made or repeated or deemed to have been made or repeated by it in any material respect when made or repeated or deemed to have been made or repeated under this Agreement, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party (in their sole discretion) within [***] from the date that such Party receives notice that corrective action is needed.

22.2.4	A Party fails to perform any obligation or breaches a material covenant required under this Agreement, which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (in their sole discretion) within [***] from the date that such Party receives written notice that corrective action is needed, provided that no grace period will apply to any failure by Ryze to notify Phillips 66 of a Change of Control in accordance with Section 22.1.2.

22.2.5	A Party or any of a Party’s direct or indirect parent companies becomes or is Bankrupt.

22.2.6	There shall have occurred either (i) a default, event of default or other similar condition or event (however described) in respect of Ryze or any of its Affiliates under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less than [***] that has resulted in such indebtedness becoming immediately due and payable under such agreements and instruments before it would have otherwise been due and payable, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity or (ii) a default by Ryze or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than [***] under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

22.3	Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in Section 22.3.1 through and including Section 22.3.3 shall constitute an “Additional Termination Event” and, in each instance, Ryze shall be deemed to be the Defaulting Party (as defined in Section 22.4) and Phillips 66 shall be deemed to be the Performing Party (as defined in Section 22.4) for purposes of determining the rights and remedies available to the Performing Party under Section 22.4.

22.3.1	The sale, lease, sublease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or a material portion of the Facility assets other than to an Affiliate of Ryze.

22.3.2	Either (i) operations at the Facility shall have ceased (other than as a result of a Force Majeure Event) for a period of at least [***]; or (ii) there occurs an inability to receive Feedstocks into or deliver Renewable Diesel out of the Facility in any material respect for a period of at least [***].

22.3.3	A Force Majeure Event affecting the Facility has occurred and is continuing for a period of at least [***].

22.4	Remedies Generally. Notwithstanding any other provision of this Agreement, upon the occurrence and continuance of an Event of Default with respect to a Party (such Party referred to as the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Defaulting Party, the other Party (the “Performing Party”) may in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities (for any costs arising from delay or otherwise) to the Defaulting Party do any or all of the following:

22.4.1	suspend its performance under this Agreement, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party;

22.4.2	declare all or any portion of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party;

22.4.3	upon written notice to the Defaulting Party, specify a date (the “Early Termination Date”) on which to terminate this Agreement; and

22.4.4	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity.

22.5	Non-Exclusive Remedies. The Performing Party’s rights under this Section 22 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of the Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after an Event of Default or Additional Termination Event has occurred and is continuing.

22.6	Indemnification. The Defaulting Party shall reimburse the Performing Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Defaulting Party. The Defaulting Party shall indemnify and hold harmless the Performing Party for any damages, losses and expenses incurred by the Performing Party as a result of any Event of Default or Additional Termination Event.

23.	CONFIDENTIALITY

23.1	Confidentiality Obligations. This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the Party or its Representatives (collectively, “Confidential Information”) are confidential. Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Party that it uses to preserve its own confidential information, and in no event less than reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 23.1 or of any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other relevant Party or its credit support provider in making such disclosure, or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This provision shall remain in effect for two (2) years following the termination of this Agreement.

23.2	Notice of Disclosure. In the case of disclosure covered by clause (ii) of Section 23.1, unless the disclosing Party’s counsel advises that it is not permissible to do so, the disclosing Party shall notify the other relevant Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

24.	ASSIGNMENT

24.1	Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.2	Consent to Assignment. A Party may not assign or otherwise transfer any of its rights or obligations or subcontract or delegate in whole or in part the performance of any of its obligations under this Agreement to any person without the prior written consent of the other Party, except as set forth in Section 24.3; provided that if a Party requests assignment or transfer of this Agreement to an Affiliate, consent shall not be unreasonably withheld. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless the Parties otherwise agree in writing.

24.3	Assignment of Receivables. Either Party may assign its receivables under this Agreement to a third party without the consent of the other Party.

24.4	Prohibited Assignment Null and Void. Any prohibited assignment in violation of this Section 24 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

25.	GOVERNING LAW: JURISDICTION

25.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its law on conflicts other than $5-1401 of the New York General Obligations Law. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not in any way apply to, or govern this Agreement.

25.2	Jurisdiction. The Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts situated in New York City, Borough of Manhattan, and to service of process by certified mail.

25.3	Consent to Jurisdiction. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to the jurisdiction of any such court or to the venue therein or any claim of inconvenient forum of such court. Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement. Each Party irrevocably agrees to designate any proceeding relating to this Agreement brought in the courts of the state of New York as “commercial” on the request for judicial intervention seeking assignment to the Commercial Division of the Supreme Court of the state of New York.

25.4	Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, without prejudice to Section 22, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

26.	MISCELLANEOUS

26.1	Entire Agreement: Amendments. This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

26.2	Severability. If any court of competent jurisdiction holds any terms or condition herein invalid or unenforceable, the remaining terms and conditions shall remain in full force and effect. The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein.

26.3	Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches, except as expressly provided herein. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination, shall continue in full force and effect notwithstanding termination of this Agreement.

26.4	Telephone Recordings. Each Party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the Parties in connection with this Agreement, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by Applicable Law, that recordings may be submitted in evidence in any proceedings related to this Agreement.

26.5	Notices. All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth below, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth below and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

If to Ryze for correspondence:	If to Phillips 66 for correspondence:
Ryze Renewable Reno, LLC	Phillips 66 Company
Attn:	Attn:

Fax No.:	Fax No.:

If to Ryze for invoices only:	If to Phillips 66 for invoices only:
Ryze Renewable Reno, LLC	Phillips 66 Company
Attn:	Attn:	Accounts Payable Manager

Fax No.:	Fax No.:

Payments to Ryze Renewable Reno, LLC:	Payments to Phillips 66 Company:

Acct Number:	Acct Number:
ABA Number	ABA Number

26.6	Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (provided by Applicable Law or otherwise). Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

26.7	No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

26.8	Announcements. At no time during the Term of this Agreement, and for a period of two (2) years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

26.8.1	use all reasonable efforts to notify the other Party of the content of such announcement at least three (3) Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

26.8.2	take the other Party’s comments on the proposed announcement into account as is reasonable in the circumstances, provided such comments are received within two (2) Business Days of the notification.

26.9	Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.

RYZE RENEWABLES RENO, LLC
A Delaware limited liability company

By:	/s/ Mathew G. Pearson

Name:	Mathew G. Pearson

Title:	Managing Member

PHILLIPS 66 COMPANY
a Delaware corporation

By:	/s/ Brian Mandell

Name:	Brian Mandell

Title:	SVP, Commercial

 [Signature Page to Supply & Offtake Agreement]